UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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RCM TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:
Justin W. Chairman, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5061	Keith E. Gottfried, Esq. Alston & Bird LLP 950 F. Street, N.W. Washington, DC 20004-1404 (202) 239-3679

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RCM Technologies, Inc., a Nevada corporation (“RCM” or the “Company”) is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies to be used at the Company’s 2013 Annual Meeting of Stockholders to be held on December 5, 2013 and at any and all adjournments or postponements thereof (the “2013 Annual Meeting”).  In connection with its 2013 Annual Meeting, RCM filed a definitive proxy statement and a WHITE proxy card with the SEC on October 30, 2013, and has commenced the mailing of a definitive proxy statement and WHITE proxy card to its stockholders.

Complaint Filed in United States District Court on November 8, 2013

Attached hereto is a copy of the Verified Complaint that RCM filed on November 8, 2013 in the United States District Court for the District of New Jersey against Legion Partners Asset Management, LLC and the other members of its dissident stockholder group, including IRS Partners No. 19, L.P., the Leonetti/O’Connell Family Foundation, M20, Inc., the Michael F. O’Connell and Margo L. O’Connell Revocable Trust, Michael F. O’Connell, Christopher S. Kiper, Bradley S. Vizi and Roger H. Ballou (the “Legion Group”), alleging violations of the federal securities laws.

RCM alleges in the complaint that the Legion Group has failed to provide complete and materially accurate information in the filings it has made with the SEC, including its dissident proxy statement, other proxy materials and Schedule 13D. RCM is seeking declaratory and injunctive relief to ensure that RCM stockholders are provided with complete, accurate and truthful disclosures that enable them to make properly informed decisions concerning the election of directors at RCM’s upcoming 2013 Annual Meeting.

While RCM’s complaint alleges that the Legion Group has failed to provide complete and materially accurate information in the filings it has made with the SEC, no implication should be drawn from any of the disclosures made herein or in prior RCM disclosures that (i) the SEC has determined that statements made in the proxy statement filed by the Legion Group were false and misleading, or (ii) the SEC has required Legion Group to revise its previously-filed proxy statement because of false and misleading statements. Ultimately, it will be the decision of the U.S. District Court for the District of New Jersey to review the history of the Legion Group’s SEC filings and determine whether the Legion Group’s statements were false and misleading. RCM continues to call upon the Legion Group to be completely transparent with RCM’s stockholders and release all of its SEC comment letters and responses thereto.

Additional Information and Where to Find It

RCM, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from RCM’s stockholders in connection with the 2013 Annual Meeting.  RCM filed a definitive proxy statement with the SEC on October 30, 2013 (the “RCM Proxy Statement”) in connection with the solicitation of proxies for the 2013 Annual Meeting.

STOCKHOLDERS ARE URGED TO READ THE RCM PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RCM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Additional information regarding the identity of these participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the RCM Proxy Statement filed with the SEC in connection with the 2013 Annual Meeting. To the extent holdings of RCM’s securities have changed since the amounts shown in the RCM Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Stockholders can obtain, free of charge, copies of the RCM Proxy Statement and any other documents filed by RCM with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at RCM’s website (www.rcmt.com) or by writing to Mr. Kevin Miller, Chief Financial Officer, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ  08109. In addition, copies of the proxy materials may be requested from RCM’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.

John McGahren
Stephanie R. Feingold
(A Pennsylvania Limited Liability Partnership)
Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540-6289
Tel.: 609.919.6600
Fax: 609.919.6701

Of Counsel:
Elizabeth Hoop Fay (pro hac vice pending)
(A Pennsylvania Limited Liability Partnership)
Morgan, Lewis & Bockius LLP
1701 Market St.
Philadelphia, PA 19103-2921
Tel.: 215.963.5712
Fax: 215.963.5001

Charles W. Cox (pro hac vice pending)
Alston & Bird LLP
333 South Hope Street, 16th Floor Los Angeles, CA 90071-1410
Tel.: 213.576.1000
Fax: 213.576.2878
Attorneys for Plaintiff RCM Technologies, Inc.

UNITED STATES DISTRICT COURT
DISTRICT OF NEW JERSEY

RCM Technologies, Inc.,

Plaintiff,	VERIFIED COMPLAINT

v.	Civil Action No.

Legion Partners Asset Management, LLC, Bradley Vizi, Christopher Kiper, Roger Ballou, Michael O’Connell, IRS Partners No. 19, L.P., The Leonetti/O’Connell Family Foundation, M2O, Inc., The Michael F. O’Connell and Margo L. O’Connell Revocable Trust,

Defendants.

Plaintiff RCM Technologies, Inc. (“RCM” or the “Company”), by its undersigned counsel, alleges upon knowledge as to itself and its own acts and, unless otherwise specifically stated, upon information and belief as to all other matters, as follows:

THE PARTIES

1.             Plaintiff RCM is a NASDAQ-listed, publicly traded company incorporated under the laws of Nevada with its executive office at 2500 McClellan Avenue, Pennsauken, New Jersey 08109, and its operations office located at 20 Waterview Boulevard, 4th Floor, Parsippany, New Jersey 07054.  RCM is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM also provides specialty healthcare services to major health care institutions and educational facilities.

2.             Defendant Bradley Vizi (“Vizi”) is an individual located at 1247 Stoner Avenue, #207, Los Angeles, California 90025.  Vizi serves as a Managing Director of Defendant Legion Partners Asset Management, LLC.  Vizi also purports to serve as attorney-in-fact for Defendant Michael O’Connell both individually and in the latter’s capacity as (a) Chief Executive Officer of Defendant M20, Inc.; (b) Secretary, Chief Financial Officer and Director of Defendant The Leonetti/O’Connell Family Foundation; and (c) Trustee of Defendant The Michael F. O’Connell and Margo L. O’Connell Revocable Trust.  Vizi also purports to serve as attorney-in-fact for Defendant Roger Ballou.

3.             Defendant Christopher Kiper (“Kiper”) is an individual believed to be residing at 628 Palisades Drive, Pacific Palisades, California 90272.

4.             Defendant Roger Ballou (“Ballou”) is an individual believed to be residing in Florida.

5.             Defendant IRS Partners No. 19, L.P. (“IRS 19”) is a Delaware limited partnership with a business address located at 515 S. Figueroa Street, Suite 1050, Los Angeles, California 90071.

6.             Defendant The Leonetti/O’Connell Family Foundation (“Foundation”) is a Delaware non-profit corporation with a business address located at 515 S. Figueroa Street, Suite 1050, Los Angeles, California 90071.

7.             Defendant M2O, Inc. (“M20”) is a Delaware corporation and the general partner of IRS 19 with a business address located at 515 S. Figueroa Street, Suite 1050, Los Angeles, California 90071.

8.             Defendant The Michael F. O’Connell and Margo L. O’Connell Revocable Trust (“Trust”) is a trust with a business address located at 515 S. Figueroa Street, Suite 1050, Los Angeles, California 90071.  The Trust is the sole voting shareholder of M2O.

9.             Defendant Michael O’Connell (“O’Connell”) is an individual believed to be residing at 108 N. Las Palmas Avenue, Los Angeles, California 90004.  O’Connell purportedly controls all investment decisions with respect to IRS 19, M2O and the Trust.

10.          Defendant Legion Partners Asset Management, LLC (“Legion Partners”) is a California limited liability company apparently operated out of Vizi’s apartment located at 1247 Stoner Avenue, #207, Los Angeles, California 90025.  Legion Partners is party to an investment advisory agreement with each of IRS 19 and the Foundation, pursuant to which Vizi and Kiper exclusively manage IRS 19’s and the Foundation’s investments in RCM and have certain discretion with respect to the purchase and sale of RCM securities.

NATURE OF THE ACTION

11.          RCM brings this action for declaratory and injunctive relief against defendants in connection with its annual stockholder meeting scheduled for December 5, 2013.  As set forth herein, Defendants Vizi, Kiper, Ballou, O’Connell, IRS 19, Foundation, M2O, Trust, and Legion Partners (collectively, “Defendants”) are attempting to tilt the playing field in their favor in this contested director election by advancing false and misleading statements in violation of Sections 13(d), 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), 15 U.S.C. §§ 78m(d), 78n(a), 78t(a) and the rules and regulations promulgated thereunder.  Immediate corrective action is required so that RCM’s stockholders will be properly informed about the important matters to be voted upon at the upcoming annual stockholder meeting.

12.          The federal securities laws are premised on the notion that filers will provide full, complete and truthful disclosures to stockholders so they will be in position to make informed choices concerning their investment.  For example, the rules promulgated under Section 13(d) of the Exchange Act require the disclosure of any plans or proposals which the reporting persons may have which relate to or would result in, among other things: (i) the acquisition by any person of additional securities of the issuer, or the disposition of securities of the issuer; (ii) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the issuer or any of its subsidiaries; (iii) a sale or transfer of a material amount of assets of the issuer or any of its subsidiaries; (iv) any change in the present board of directors or management of the issuer; (v) any other material change in the issuer’s business or corporate structure; or (vi) any action similar to any of the foregoing.  Similarly, Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder provide that “[n]o solicitation subject to this regulation shall be made by means of any proxy statement . . . containing any statement which…is false or misleading…or which omits to state any material fact necessary in order to make the statements therein not false or misleading.” 17 C.F.R. § 240.14a- 9.

13.          Defendants are attempting to influence and eventually obtain control of RCM without complying with these rules and regulations.  Their Schedule 13D filing is materially false and misleading and omits important material information: they have not disclosed their intent to cause nominees to be elected to the RCM Board to facilitate their eventual goal to obtain control of RCM; they have not disclosed their intent to seek the termination of the Company’s Rights Plan if they are successful in causing their nominees to be elected to the RCM Board; and they have not disclosed that their nominees, if elected to the RCM Board, intend to initiate a review of strategic alternatives which may include a sale of RCM or other business combination.  In similar fashion, Defendants’ Definitive Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on October 30, 2013 (the “Proxy”), is replete with false and misleading statements and omissions that provide RCM stockholders with an incomplete and inaccurate picture of the qualifications of Defendants’ nominees and their plans for the Company.

14.          The declaratory and injunctive relief sought in this action is necessary both to provide RCM stockholders with complete, accurate and truthful disclosures so that they can make informed decisions concerning the election of directors at the upcoming Annual Meeting and to deter Defendants from benefitting from their wrongdoing.  More specifically, among other relief sought in this action, RCM seeks an order requiring that Defendants (i) immediately file truthful and accurate Schedule 13D and Schedule 14A disclosures in compliance with all applicable rules and regulations; (ii) refrain from engaging in any further activities with respect to their shares of RCM common stock until they have made adequate corrective disclosures as required by the Exchange Act; (iii) refrain from acquiring additional shares of RCM common stock until accurate and compliant Schedule 13D and Schedule 14A disclosures have been filed; and (iv) refrain from voting any proxies received prior to such time as the Court ascertains that Defendants have filed accurate and compliant Schedule 13D and Schedule 14A disclosures.  Without such relief, RCM stockholders will be irreparably harmed.

JURISDICTION AND VENUE

15.          This action arises under Sections 13(d), 14(a) and 20(a) of the Exchange Act, 15 U.S.C. §§ 78m(d), 78n(a), 78t(a) and the rules and regulations promulgated thereunder by the SEC.

16.          Jurisdiction over the subject matter of this action is based on 28 U.S.C. §§ 1331, 1367 and Section 27 of the Exchange Act, 15 U.S.C. § 78aa.

17.          Venue in this District is proper pursuant to Section 27 of the Exchange Act, 15 U.S.C. § 78aa, and because a substantial part of the events giving rise to this action occurred, are occurring, and unless enjoined, will continue to occur in this District.

18.          Declaratory relief is appropriate pursuant to 28 U.S.C. § 2201 because there is an actual controversy between the parties regarding the Defendants’ compliance with Sections 13(d), 14(a) and 20(a) of the Exchange Act.

FACTUAL ALLEGATIONS

19.          On January 19, 2012, IRS 19 and other affiliated entities and individuals, including Kiper and Vizi, filed a Schedule 13D with the SEC reporting that they had acquired beneficial ownership of 5.1% of RCM’s issued and outstanding common stock.

20.          Over the next year, Vizi, who was purporting to act as an authorized representative of IRS 19 and Legion Partners, engaged in various discussions with RCM.  During that process, Vizi made suggestions regarding RCM’s corporate governance structure and other matters, including the request that he be added to the Company’s Board.  On September 25, 2012, RCM received a letter from Legion Partners, signed by Vizi, indicating that it had determined not to proceed further with discussions about Vizi joining the RCM Board at that time.

21.          On January 2, 2013, Defendants sent RCM a notice (the “January 2 Notice”) expressing their intention to nominate two candidates, Vizi and Ballou, to stand for election to the Company’s Board at the 2013 Annual Meeting.  In the January 2 Notice, Defendants further stated that they intended to present three non-binding proposals at the 2013 Annual Meeting: (i) a proposal to amend the Company’s Bylaws to eliminate the classification of the Board and require that all directors stand for election annually beginning with the Annual Meeting of stockholders to be held in 2014; (ii) a proposal to amend the Company’s Bylaws to provide that director nominees be elected by the affirmative vote of the majority of votes cast at an Annual Meeting of stockholders (with a plurality vote standard retained for contested director elections); and (iii) a proposal to adopt a policy that would require that Board’s Chairman be an independent director according to the definition set forth in the NASDAQ listing standards.  Defendants did not provide any reasons as to why these changes were appropriate or necessary.

22.          On the evening of January 24, 2013, RCM’s Chairman and Chief Executive Officer, Leon Kopyt, met with Vizi to discuss the January 2 Notice and to better understand his group’s purported concerns, suggestions and specific inputs relating to operational improvements or strategic initiatives to enhance stockholder value.  At no time during the course of the meeting did Vizi provide any suggestions or specific inputs relating to operational improvements or strategic initiatives to enhance stockholder value despite repeated requests from Mr. Kopyt that he do so.  Mr. Kopyt also advised Vizi that the RCM Board was not opposed to changes that enhanced the composition of its Board, provided that such changes occurred in a manner that was consistent with the Board’s duty to act in the best interests of all RCM stockholders.

23.          On the morning of January 25, 2013, Vizi called Mr. Kopyt to follow-up on their meeting of the previous evening.  During the course of this telephone call, Vizi indicated that IRS 19 (perhaps in concert with others whom Vizi was not willing to identify) might be interested in exploring an acquisition of RCM.  Vizi did not provide any specifics about the interest of IRS 19, the contemplated structure of such a transaction, how such a transaction would be financed, or how such a transaction would maximize value for all of RCM’s stockholders. Mr. Kopyt responded that the Board would at all times act in the best interests of all of RCM stockholders and would discharge its fiduciary duties accordingly.  At no point subsequent to this conversation did RCM receive any formal indication of interest from Vizi or IRS 19 regarding a potential acquisition of RCM.

24.          On January 31, 2013, Mr. Kopyt delivered a letter to Vizi following-up on the January 24, 2013 in-person meeting and subsequent telephone call.  In the letter, Mr. Kopyt noted that RCM still had yet to receive a response from Vizi concerning suggestions or specific inputs relating to operational improvements or strategic initiatives to enhance stockholder value.  Mr. Kopyt also reiterated that the Board was not opposed to adding additional independent members who were committed to acting in the best interests of all stockholders and were not in any way obligated to serve the interests of any particular constituency.  Mr. Kopyt further noted that the Board was not opposed to enhancing stockholder representation on the Board with one or more representatives referred to it from stockholders, but that any such representation should not be disproportionate to the level of a stockholder’s investment in RCM and the Board would expect to be provided appropriate assurances that such representative was committed to representing the interests of all RCM stockholders, not just a sponsoring stockholder.

25.          In the January 31 letter, Mr. Kopyt also referenced Vizi’s earlier comments with respect to IRS 19’s potential interest in exploring an acquisition of RCM.  Later that day, RCM’s Board adopted a limited-duration stockholder rights plan having a one-year duration (the “Rights Plan”).  The purpose of the Rights Plan is to protect RCM and its stockholders from efforts to obtain control of RCM that the Board determines are not in the best interests of RCM and its stockholders, and to enable all stockholders to realize the long-term value of their investment in RCM.  The Rights Plan is not intended to interfere with any merger, tender or exchange offer or other business combination approved by the RCM Board.  Nor does the Rights Plan prevent the RCM Board from considering any offer that it considers to be in the best interest of its stockholders.  The Rights Plan is similar to rights plans adopted by many other publicly-traded companies.  Under the Rights Plan, the Rights will be exercisable if a person or group acquires 15% or more of RCM’s common stock in a transaction, including the open market purchase of shares, not approved by the RCM Board.  If a person or group acquires 15% or more of RCM’s common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s exercise price (subject to adjustment as provided in the plan), a number of shares of RCM’s common stock having a then-current market value of twice the exercise price.

26.          On February 4, 2013, Vizi, acting on behalf of the IRS 19 stockholder group, delivered a letter to RCM where he attempted to disavow his previous statements concerning IRS 19’s potential interest in exploring an acquisition of RCM or taking control of the Company.  Vizi also expressed negative views regarding RCM’s performance, governance and compensation practices though, as in the past, he made no suggestions as to any operational improvements or strategic initiatives that he or the other members of his stockholder group believed could be helpful in increasing value for all RCM stockholders.

27.          On February 8, 2013, RCM delivered a letter to Vizi. In the letter, Mr. Kopyt expressed disappointment with Vizi’s attempt to disavow his previous statements regarding the interest of IRS 19 and perhaps others in taking control of RCM.  Mr. Kopyt specifically reminded Vizi that Vizi had asked him directly during the January 25 telephone call if RCM would consider being acquired by a group affiliated with IRS 19, and that Vizi had even asked if RCM would share confidential information with the IRS 19 stockholder group.  Mr. Kopyt also noted that the IRS 19 stockholder group was seeking 2 out of 6 seats on the RCM Board, as opposed to a lesser level of representation commensurate with its ownership interest in RCM, because of the dissident group’s belief that they needed, as Vizi put it, a “hammer.”  Additionally, Mr. Kopyt expressed continued disappointment that Vizi had continued to criticize the Company but, despite repeated requests, was unwilling to offer any suggestions relating to operational improvements or strategic initiatives that might enhance stockholder value.

28.          On May 28, 2013, the RCM Board, in response to input from stockholders, approved an amendment to the Rights Plan to add a qualified offer/stockholder redemption provision. The qualified offer provision is intended to ensure that the Rights Plan does not discourage prospective acquirors from making offers to acquire RCM. It provides that if RCM receives a qualified offer (as defined in the amended Rights Plan) and the RCM Board has not redeemed the outstanding rights or exempted such offer from the terms of the Rights Plan or called a special meeting of stockholders for the purpose of voting on whether or not to exempt such qualified offer from the terms of the Rights Plan by the end of the 90 business days following the announcement of such qualified offer, the holders of 10% of RCM’s outstanding common stock may call a special meeting of stockholders to vote on a resolution authorizing the redemption of all, but not less than all, the then outstanding rights.

29.          Over the next few months, RCM attempted to negotiate a resolution with the dissident stockholder group that would have avoided the time, distraction and expense of a proxy fight at the 2013 Annual Meeting.  Ultimately, those efforts proved unsuccessful because of two main disputes: (a) the dissident group’s insistence that RCM delay a declassification of its Board until the 2014 Annual Meeting so that its proposed director nominees could serve three year terms; and (b) the dissident group’s demand that RCM reimburse it for up to $250,000 in expenses incurred in connection with its activist activities against RCM.

30.          On October 3, 2013, Defendants provided an updated notice substantially similar to the one that they had delivered to RCM on January 2, 2013.  Also on that date, RCM received a letter from Defendants demanding the right to inspect various stockholder records pursuant to Section 78.105 of the Nevada Revised Statutes, as amended.

THE FALSE AND MISLEADING SCHEDULE 13D

31.          On January 19, 2012, IRS 19 along with their affiliated reporting persons filed a Schedule 13D with the SEC concerning their ownership interest in RCM.  That Schedule 13D has been amended from time-to-time, including most recently on October 28, 2013, when Defendants filed Amendment No. 7 to their Schedule 13D.  This latest amendment continues to contain numerous material omissions in violation of Section 13(d) of the Exchange Act and the requirements of Schedule 13D.

32.          Item 4 of Schedule 13D requires the disclosure of any plans or proposals which the reporting persons may have which relate to or would result in, among other things: (i) the acquisition by any person of additional securities of the issuer, or the disposition of securities of the issuer; (ii) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the issuer or any of its subsidiaries; (iii) a sale or transfer of a material amount of assets of the issuer or any of its subsidiaries; or (iv) any action similar to any of the foregoing.  Defendants have not disclosed the items required in Item 4 of the Schedule 13D.

33.          Defendants have not disclosed in their Schedule 13D their eventual goal to obtain control of RCM.  Facts supporting that omission include:

(a)           On January 25, 2013, Defendant Vizi admitted to RCM management that Defendants (perhaps in concert with others whom Vizi was not willing to identify) might be interested in exploring an acquisition of RCM.

(b)           Defendant Ballou, while serving as the President and Chief Executive Officer of CDI Corporation (“CDI”), orchestrated CDI’s unsuccessful hostile takeover attempt of

RCM in 2010 at an inadequate price that is significantly below the current market price.  Given his previous effort to acquire control of RCM without paying its stockholders a sufficient control premium, it is not surprising that Ballou would join with the other Defendants to further his interest in obtaining control of the Company.

(c)           Defendants made it clear in discussions with the Company that they wanted the RCM Board’s declassification delayed until the 2014 Annual Meeting so that their nominees for election to the RCM Board (Ballou and Vizi) could serve three-year terms and, accordingly, avoid having to stand for re-election until the 2016 Annual Meeting.  Defendants further indicated to RCM that they would not agree to any limitations that would prevent them from nominating additional persons for election to the RCM Board at the 2015 Annual Meeting which would place them in a position to potentially have four representatives on the six-member RCM Board and obtain control of the Company without paying RCM stockholders a control premium.

(d)           Defendants, in discussions with the Company, refused any standstill provision that would limit their ability to continue acquiring shares of RCM up to 20% of the Company.

34.          Defendants also have not disclosed in their Schedule 13D that their nominees, if elected to the RCM Board, intend to initiate a review of strategic alternatives available to the Company which may include a sale of RCM or other business combination.  Facts supporting that omission include:

(a)           In their Proxy, Defendants state that their “[n]ominees have the experience, qualifications and objectivity necessary to fully explore available opportunities to unlock value for stockholders.”  The foregoing statement makes clear that, if elected to the RCM Board, Defendants’ nominees intend to agitate for a review of strategic alternatives, including a sale of RCM or some other business combination involving the Company.

(b)           Legion Partners and Vizi are financially motivated to agitate for a sale or other liquidity event for RCM by an investment advisory agreement with IRS 19 and another affiliated entity.  Pursuant to that investment advisory agreement, if a liquidity event were to occur in which RCM is sold for cash, Legion Partners would receive a percentage of the realized profits obtained by its clients.  Vizi’s incentive to pursue a sale of RCM is further amplified by the fact that his own compensation is tied to the amount that Legion Partners earns pursuant to the investment advisory agreement.

35.          Finally, Defendants have not disclosed in their Schedule 13D that they intend to seek the termination or amendment of the Rights Plan if they are successful in causing their nominees to be elected to the RCM Board.  Facts supporting that omission include:

(a)           The negative remarks related to the Rights Plan contained in Defendants’ Proxy.

(b)           The Defendants’ refusal during settlement discussions to vote to ratify or extend the Rights Plan.

(c)           The initial settlement offer provided by Defendants which would have required RCM to amend the Rights Plan to raise the Rights Plan’s trigger threshold to 20%.  In further discussions, Defendants conveyed that O’Connell was adamant that the Defendants not be limited in their share acquisitions to 15%.

THE FALSE AND MISLEADING PROXY STATEMENT

36.          On October 30, 2013, Defendants filed their Proxy with the SEC.

37.          Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder provide that “[n]o solicitation subject to this regulation shall be made by means of any proxy statement…containing any statement which…is false or misleading…or which omits to state any material fact necessary in order to make the statements therein not false or misleading.” 17 C.F.R. § 240.14a- 9.

38.          The Proxy is replete with materially false and misleading statements and omissions, including, by way of example, the following:

(a)           At page 7 of the Proxy, Defendants purport to describe a January 25, 2013 telephone call between Vizi and the Company, but omit the fact that Vizi disclosed during that conversation that one or more of the Defendants might have an interest in taking control of or acquiring RCM.  The omission of this material fact renders Defendants’ disclosure false and misleading in violation of Section 14(a) of the Exchange Act and Rule 14a-9, as an undisclosed interest in obtaining control of the Company would be critical information to RCM’s stockholders in deciding how to vote at the upcoming Annual Meeting.

(b)           At page 8 of the Proxy, Defendants state that “meaningful change is warranted at the Board level to address the Company’s poor financial performance, ill-advised acquisition strategy which has resulted in approximately $150 million in write-offs associated with goodwill and other intangibles, and questionable corporate governance practices.” Defendants’ description of RCM’s past acquisitions and goodwill write-offs is false and misleading in violation of Rule 14a-9 as RCM has not written-off any goodwill in five years.  In fact, the last time RCM wrote-off goodwill was in the fourth quarter of 2008, during the height of the global financial crisis when there was widespread depression of stock prices that resulted in numerous companies, like RCM, taking significant impairment charges.  Defendants’ description is further false and misleading in violation of Rule 14a-9 with respect to their statement concerning RCM’s alleged acquisition strategy.   To say that RCM has an “ill-advised acquisition strategy” presumes that the Company has an acquisition strategy or in recent years has had an acquisition strategy.  In fact, the Company has only made two acquisitions in the last four years, the last of which was its acquisition of BGA LLC in July 2012.  By any objective measure, this acquisition has been very successful and any suggestion to the contrary is false and misleading.  Defendants double-down on these false and misleading accusations at Pages 10-11 of the Proxy.

(c)           At pages 9 and 14 of the Proxy, Defendants purport to describe discussions with the Company over the declassification of the RCM Board.  Defendants’ description of those discussions is false and misleading in violation of Rule 14a-9 and plainly designed to cast RCM in a bad light in advance of the upcoming director election.  As reflected in multiple communications between Vizi and the Company, the record is clear that Defendants adamantly opposed implementation of the declassification proposal starting in 2013 and refused to negotiate with RCM if the Company would not agree to allow Defendants to have their director nominees stand for election for a three-year term at the 2013 Annual Meeting.  Defendants also ended discussions to avoid a contested directors election when RCM would not agree to their demand for reimbursement of up to $250,000 in expenses.

(d)           At page 10 of the Proxy, Defendants falsely state that RCM has had “poor stock performance” but provide no support for that statement, such as providing applicable and relevant benchmarks, for instance competitors, other industry participants, market indices, etc.  In fact, RCM’s stock has increased from just below $1 in October 2008 to $6.52 on October 22, 2013 even after accounting for $1 per share dividend distributed to RCM’s stockholders in December 2012.

(e)           At page 10 of the Proxy, Defendants state that they are “committed to exercising their independent judgment in all matters before the Board.”  This statement is materially false and misleading in violation of Rule 14a-9 and omits the material fact that Defendants’ nominees in the contested election will have certain undisclosed “loyalties” that could impede their ability to fairly represent the interests of all RCM stockholders.  For instance, Vizi is a managing director of Legion Partners, which is a party to an investment advisory agreement with IRS 19 and Foundation, which together hold approximately 13.3% of RCM’s shares.  Pursuant to that agreement, Legion Partners and Vizi have duties, express and implied, to serve the interests of their clients and Vizi’s compensation is dependent on how well he performs for those clients. Accordingly, the notion that Vizi would be able to exercise “independent judgment” on all matters before the RCM Board, even if such actions would have potentially adverse impacts on the interests of his clients is, at best, dubious and RCM stockholders should be informed of this material uncertainty.

(f)            At page 13 of the Proxy, Defendants state that “the Rights Plan, with a 15% beneficial ownership trigger, [is] well below the level considered appropriate by ISS” and that it will have an adverse effect on RCM’s stock price.  Defendants attribute similar views to Glass Lewis.  These statements are materially false and misleading in violation of Rule 14a-9. The stockholder rights plan adopted by RCM is a limited duration rights plan of less than one-

year adopted in response to the threat posed by an activist stockholder that targeted RCM.  ISS generally does not oppose limited duration rights plans and its policies are specifically focused on rights plans with durations of one year or more.  To suggest, as Defendants do, that ISS or Glass Lewis has a contrary position is completely false and misleading and designed to influence stockholders to vote against the Company’s nominees in the contested director election.

(g)           At page 15 of the Proxy, Defendants state “[i]f the Nominees are elected, certain members of your Board (Mr. Vizi) would have significant ‘skin in the game,’ which would promote significantly greater accountability to all stockholders.”  This statement is materially false and misleading in violation of Rule 14a-9 as Vizi personally holds a de minimis amount of RCM’s common stock — 1,000 shares.  By touting Vizi’s beneficial ownership interest in RCM shares held by the other Defendants, which Vizi has expressly disclaimed in filings with the SEC, Defendants are knowingly creating a false and misleading narrative that Vizi has the same or greater economic risk as other RCM stockholders who have true, economic ownership of their shares.

(h)           At page 15 of the Proxy, Defendants state their director nominees have the “experience, qualifications and objectivity necessary to fully explore available opportunities to unlock value for stockholders.”  This statement is materially false and misleading in violation of Rule 14a-9.  One of Defendants’ director nominees, Vizi, is 29 years old, apparently runs Legion Partners from his apartment, has no industry experience relevant to the industries in which RCM participates and has never served in a management or board member role for any public company.  Defendants do not appropriately disclose these material factors concerning Vizi’s experience and qualifications to RCM’s stockholders.  Moreover, Defendants do not disclose Vizi’s undisclosed fiduciary obligations resulting from his firm’s investment advisory agreement with certain other Defendants.  Defendants also fail to disclose material factors concerning the qualifications and objectivity of the other director nominee put forth by Defendants, Ballou.  For example, the Proxy fails to disclose information about Ballou that stockholders may consider material in their voting decision, including the fact that while serving as President and Chief Executive Officer of CDI, Ballou orchestrated CDI’s unsolicited hostile takeover attempt to seize control of RCM at an inadequate price.  The Proxy also trumpets Ballou’s management experience, but fails to inform RCM stockholders that during Ballou’s tenure at CDI, the company was the target of a number of governmental investigations that caused CDI to pay millions of dollars in settlements and fines, including $2.4 million to the U.S. Department of Justice to resolve potential claims against it under the U.S. False Claims Act and a $2.5 million fine to the United Kingdom’s Office of Fair Trading related to anti-competitive behavior.  Given RCM’s efforts to grow its revenue from governmental entities, both in the United States and abroad, the omission of these troubling material facts concerning a director nominee renders Defendants’ Proxy false and misleading in violation of Rule 14a-9.

THE FALSE AND MISLEADING DEFINITIVE ADDITIONAL PROXY MATERIALS

39.          On November 7, 2013, Defendants filed Definitive Additional Proxy Materials (the “Additional Proxy Materials”) with the SEC.

40.          The Additional Proxy Materials continue Defendants’ pattern of issuing public disclosures containing materially false and misleading statements and omissions in violation of the federal securities laws.

41.          For example, on Page 5 of the Additional Proxy Materials, Defendants state: “Mr. Vizi is a seasoned investor with extensive experience successfully allocating capital, designing and assessing executive compensation plans, and working with Boards to implement corporate governance best practices in both public and private markets.”  Defendants then “contrast” Vizi’s  supposed “extensive experience” with the claim that one of the incumbent nominees “has no public company board experience other than with RCM.”  Defendants’ statements are materially false and misleading in violation of Rule 14a-9.  In fact, Vizi, who is 29 years old and has no industry experience relevant to the industries in which RCM participates, has never served in a management or board member role for any public company.  Defendants’ assertions concerning “corporate governance best practices” also are misleading in light of the omitted fact that Vizi has certain contractual and fiduciary obligations to Defendants through an investment advisory agreement that preclude him from fully acting in the best interests of all RCM stockholders.

42.          Similarly, at Page 5 of the Additional Proxy Materials, Defendants omit important information relevant to Ballou’s background, including (a) the fact that while serving as President and Chief Executive Officer of CDI, Ballou orchestrated CDI’s unsolicited hostile takeover attempt to seize control of RCM at an inadequate price; and (b) the fact that during Ballou’s tenure at CDI, the company was the target of a number of governmental investigations that caused CDI to pay millions of dollars in settlements and fines, including $2.4 million to the U.S. Department of Justice to resolve potential claims against it under the U.S. False Claims Act and a $2.5 million fine to the United Kingdom’s Office of Fair Trading related to anti-competitive behavior.  The omitted information is important and material information that should have been disclosed to RCM’s stockholders.  Defendants’ failure to do so renders the Additional Proxy Materials false and misleading in violation of Rule 14a-9.

COUNT I

(VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT BY ALL

DEFENDANTS)

43.                               RCM repeats and realleges the allegations of Paragraphs 1-42 as if set forth fully herein.

44.                               Section 13(d) of the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, requires Defendants, and each of them, to provide complete, accurate and timely disclosure of their purposes, plans and intentions with respect to their acquisition of RCM shares and to provide full, complete and truthful information critical to stockholders in making informed investment decisions about the future direction of the Company.  The rules and regulations further require that the reporting persons disclose “such further material information” as is necessary to make the other information provided in their disclosure not misleading.

45.                               As alleged herein, Defendants, and each of them, violated Section 13(d) of the Exchange Act and the rules promulgated thereunder by failing to fully, truthfully and accurately disclose their purposes, plans and intentions with respect to their acquisition of RCM shares and the qualifications and conflicting loyalties of their director nominees.

46.                               The omissions and misrepresentations in the Defendants’ Schedule 13D, including the amendments thereto, concern information that is material to RCM stockholders and to the investing public.

47.                               RCM has no adequate remedy at law and the investing public will be irreparably harmed in the absence of the declaratory and equitable relief as prayed for herein.  Injunctive relief also is appropriate to deter Defendants from continuing their misconduct.

COUNT II

(VIOLATION OF SECTION 14(A) OF THE EXCHANGE ACT BY ALL

DEFENDANTS)

48.                               RCM repeats and realleges the allegations of Paragraphs 1-47 as if fully set forth herein.

49.                               In disseminating the false and misleading Proxy described herein, Defendants made untrue statements of material facts and omitted to state material facts necessary to make the statements that were made therein not misleading in violation of Section 14(a) of the Exchange Act and SEC Rule 14a-9 promulgated thereunder.

50.                               A reasonable stockholder would consider the false and misleading statements and omissions important in deciding how to vote in this contested director election. The omissions and misstatements significantly alter the “total mix” of information made available to RCM’s stockholders.

51.                               While Defendants were at least negligent in filing the Proxy containing these materially false and misleading statements, the fact that they have continued to solicit RCM stockholders based on the Proxy even after being advised of the deficiencies contained therein suggests that their conduct is knowing, willful and wanton.

52.                               By reason of the foregoing, Defendants have violated Section 14(a) of the Exchange Act and SEC Rule 14a-9(a) promulgated thereunder.

53.                               RCM has no adequate remedy at law and the investing public will be irreparably harmed in the absence of the declaratory and equitable relief as prayed for herein.  Injunctive relief also is appropriate to deter Defendants from continuing their misconduct.

COUNT III

(VIOLATION OF SECTION 20(A) OF THE EXCHANGE ACT BY VIZI

AND O’CONNELL )

54.                               RCM repeats and realleges the allegations of Paragraphs 1-53 as if fully set forth herein.

55.                               Defendant Vizi maintains discretionary authority to control or influence the conduct of Legion Partners, O’Connell and the defendant group and did control or influence their actions and omissions described herein in violation of Sections 13(d) and 14(a) of the Exchange Act.

56.                               Defendant O’Connell maintains discretionary authority to control or influence the conduct of IRS 19, M2O, Foundation and the Trust and the defendant group and did control or influence their actions and omissions described herein in violation of Sections 13(d) and 14(a) of the Exchange Act.

57.                               Defendants Vizi and O’Connell are controlling persons within the meaning of Section 20(a) of the Exchange Act and are liable for the violations of Sections 13(d) and 14(a) of the Exchange Act as set forth above.

PRAYER FOR RELIEF

WHEREFORE, RCM respectfully requests that this Court enter an order:

(a)                                 Adjudging and declaring that Defendants, both individually and as a group, have violated Sections 13(d) and 14(a) of the Exchange Act and the rules and regulations promulgated by the SEC thereunder due to their failure to file timely, accurate and complete disclosures in violation of the Exchange Act;

(b)                                 Directing that Defendants file truthful and accurate Schedule 13D and Schedule 14A disclosures, in compliance with the applicable rules and regulations, forthwith;

(c)                                  Preliminarily and permanently enjoining Defendants, their servants, employees, agents and attorneys, and all persons acting for them or on their behalf or in concert or participation with them, from directly or indirectly: (i) violating Sections 13(d) and/or 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) engaging in any further activities with respect to their shares of RCM common stock until they have made adequate corrective disclosures as required by the Exchange Act;

(d)                                 Enjoining Defendants from acquiring additional shares of RCM common stock until accurate and compliant Schedule 13D and Schedule 14A disclosures have been filed;

(e)                                  Enjoining Defendants from voting any proxies received prior to such time as the Court ascertains that Defendants have filed accurate and compliant Schedule 13D and Schedule 14A disclosures;

(f)                                   Ordering expedited discovery with respect to the claims alleged herein;

(g)                                  Awarding RCM its costs and disbursements, including reasonable attorneys’ fees, incurred in the prosecution of this action; and

(h)                                 Granting RCM such other and further relief as the Court deems just and equitable in the circumstances.

VERIFICATION PURSUANT TO L. CIV. R. 11.2

To the best of my knowledge, the matter in controversy is not the subject of any other action pending in any court, or of any pending arbitration of administrative proceedings, in accordance with Local Civil Rule 11.2.  I verify under penalty of perjury under the laws of the United States of America that the foregoing is true and correct.

Dated: November 8, 2013	Respectfully submitted,

/s/ John McGahren
John McGahren
Stephanie R. Feingold
Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540-6289
Tel.: 609.919.6600
Fax: 609.919.6701

Elizabeth Hoop Fay (pro hac vice pending)
Morgan, Lewis & Bockius LLP
1701 Market St.
Philadelphia, PA 19103-2921
Tel.: 215.963.5712
Fax: 215.963.5001

Charles W. Cox (pro hac vice pending)
Alston & Bird LLP
333 South Hope Street, 16th Floor Los Angeles, CA 90071-1410
Tel.: 213.576.1000
Fax: 213.576.2878

Counsel for Plaintiff RCM Technologies, Inc.

VERIFICATION

I, Kevin Miller, declare under the penalty of perjury pursuant to 28 U.SC. § 1746 that the following is true and correct:

1.              I am the Chief Financial Officer of Plaintiff RCM Technologies, Inc.

2.              I have read the foregoing Verified Complaint and the factual statements contained therein are true and accurate to the best of my knowledge, except as to those matters stated on information or belief, and as to those matters, I believe them to be true.

	By:	/s/ Kevin Miller
Kevin Miller

Executed on: November 8, 2013